Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-63403, 333-79791, 333-40064, 333-40066, 333-101110, 333-118756, 333-146049, 333-161803, 333-166961, 333-173020, 333-174336, 333-189301, 333-198413, 333-207396, and 333-211825 on Form S-8 and No. 333-198408 on Form S-3 of Nordstrom, Inc., of our report dated June 2, 2017, with respect to the statements of net assets available for benefits of the Nordstrom 401(k) Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental information as of December 31, 2016, appearing in this Annual Report (Form 11-K) of the Nordstrom 401(k) Plan.

/s/ Moss Adams LLP
Seattle, Washington
June 2, 2017